Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE:

CASI PHARMACEUTICALS REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

ROCKVILLE, Md. (August 14, 2017) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to innovative therapeutics addressing cancer and other unmet medical needs, today reported financial results for the three and six months ended June 30, 2017.

As of June 30, 2017, CASI had cash and cash equivalents of approximately $23.4 million.

CASI reported a net loss for the second quarter of 2017 of ($2.4 million), or ($0.04) per share. This compares to a net loss of ($3.3 million), or ($0.08) per share, for the same period last year.   For the six months ended June 30, 2017, the Company reported a net loss of ($4.1 million), or ($0.07) per share, compared to a net loss of ($5.1 million), or ($0.12) per share, for the same period in 2016.  The smaller net loss for the three and six month periods in 2017 can be attributed to a decrease in non-cash compensation expense associated with the timing of stock option issuances, offset by an increase in costs related to the China Food and Drug Administration (CFDA) regulatory process of our in-licensed U.S. Food and Drug Administration (FDA) approved assets from Spectrum Pharmaceuticals.

Ken K. Ren, Ph.D., CASI’s Chief Executive Officer, stated, “We continue to effectively manage our expenses and are pleased to end the quarter with a strong cash position.  For the balance of 2017, we will continue to advance MARQIBO®, ZEVALIN® and EVOMELA® closer towards marketing approval in China, evaluate our maturing clinical data and determine the next steps for ENMD-2076, while at the same time continue our business development activities to further expand our pipeline.”

About CASI Pharmaceuticals, Inc.

CASI is a U.S. based, late-stage biopharmaceutical company focused on the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a focus on commercialization in China. CASI’s product pipeline features (1) our lead proprietary drug candidate, ENMD-2076, in multiple Phase 2 clinical trials, (2) MARQIBO®, ZEVALIN® and EVOMELA®, all FDA approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights, and currently in various stages in the regulatory process for market approval in China, and (3) proprietary early-stage candidates in preclinical development.  CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com and in CASI’s filings with the U.S. Securities and Exchange Commission.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the volatility in the market price of our common stock; risks relating to interests of our largest stockholders that differ from our other stockholders; the risk of substantial dilution of existing stockholders in future stock issuances, the difficulty of executing our business strategy in China; our inability to predict when or if our product candidates will be approved for marketing by the China Food and Drug Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

MARQIBO®, EVOMELA® and ZEVALIN® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Torrey Hills Capital Jim Macdonald 858.456.7300 jm@sdthc.com

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(Financial Table Attached)

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CASI PHARMACEUTICALS, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended

June 30,

	2017	2016

Research and development	$1,727,407	$1,362,676
General and administrative	$691,422	$1,914,802
Net loss	$(2,408,582)	$(3,291,870)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.04)	$(0.08)
Weighted average number of shares outstanding (basic and diluted)	60,196,574	42,906,781
Cash and cash equivalents	$23,360,529	$18,534,467

Six Months Ended

June 30,

	2017	2016

Research and development	$2,776,694	$2,381,433
General and administrative	$1,335,585	$2,679,877
Net loss	$(4,108,764)	$(5,086,236)
Net loss per share attributable to common shareholders (basic and diluted)	$(0.07)	$(0.12)
Weighted average number of shares outstanding (basic and diluted)	60,196,574	41,556,911
Cash and cash equivalents	$23,360,529	$18,534,467

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